UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2022

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Highway 100 South, Suite 432 St. Louis Park, MN 55416
(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2022, the Board of Directors appointed Ms. Jessica Finnegan its Vice President of Human Resources.

Ms. Finnegan has since 2020 been Vice President of People / CHRO (MKS2 Technologies, Austin, TX, USA.  She led all aspects of human resources for the organization including employees in 49 States and Puerto Rico and was responsible for successfully developing and deploying HR capabilities in the areas of engagement, talent development, performance management and succession planning, organization design, and merger and acquisition.

She served in several senior management positions directing Human Resources while at Global Aerospace Logistics, based in Abu Dhabi, UAE from 2010 through 2020. From 2009 thorough 2010 she worked for the US Department of Defense as Senior Manager for HR Operations based at Fort Bragg, NC. Prior to that she was an Officer in the US Army where she rose from Aviation Officer & Pilot to Platoon Leader, Company Commander, Aviation Operations and finally Executive Officer in the Airborne Corps during her 9 years of service.

Ms. Finnegan holds a Bachelor of Science Degree focused on Systems Engineering from the United States Military Academy, a Master of Business Administration (MBA) Degree from the University of Massachusetts, Amherst, and is completing a Master of Jurisprudence in Labor & Employment Law Degree at Tulane University Law School. Further, she has a professional accreditation as a Senior Professional in Human Resources International (SPHRi).

In connection with her appointment, the Company entered into an employment agreement with Ms. Finnegan (the “Employment Agreement”), effective March 1, 2022 (the “Effective Date”), pursuant to which the Company has agreed to pay M. Finnegan an annual base salary of $225,000, payable in accordance with the Company’s standard payroll procedures. In addition, Ms. Finnegan will be eligible to receive a bonus target of 25% of her base salary, at the sole discretion of the Compensation Committee of the Board. Ms. Finnegan’s base compensation shall accrue until such time as the Company has sufficient funding. Additionally, pursuant to the Employment Agreement, Ms. Finnegan has been awarded options (the “Options”) to purchase up to five hundred thousand shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price equal to the closing stock price of our Common Stock on the date the Mitesco, Inc. 2022 Omnibus Securities and Incentive Plan becomes effective. The Options vest pursuant to the following schedule: (a) 125,000 of the Options shall vest upon the 90-day anniversary of the Effective Date, (b) 125,000 of the Options shall vest once the Company (parent and VIEs and subsidiaries) has 130 full-time employees, (c) 125,000 of the Options shall vest on the one-year anniversary of the Effective Date, and (d) 125,000 of the Options shall vest once the Company files an Annual Report on Form 10-K that reports $20 million in gross revenue. Upon a change of control of the Company, any unvested Options shall immediately vest.

The Employment Agreement is effective from March 1, 2022 until the earlier of Ms. Finnegan’s resignation or termination by us under the following circumstances (i) a vote of the majority of our directors; (ii) a violation of the securities laws, or (iii) upon her incapacity or inability to perform all the duties set forth in this Agreement due to mental or physical disability. In the event of termination by us, Ms. Finnegan will only be entitled to compensation owed through the date of termination and all Options that have not yet vested will be cancelled. The Employment Agreement also contains customary non-disclosure, non-compete and confidentiality provisions.

The description of the Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On March 1, 2022, the Company issued a press release announcing its appointment of Ms. Finnegan as its Vice President for Human Resources.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On Tuesday March 8, 2022 Mitesco’s CEO Mr. Larry Diamond will host a shareholder update call at 4:15 Eastern Time.  To view the PowerPoint and presentation and participate live over the webcast link, please go to:

https://www.webcaster4.com/Webcast/Page/2848/44800

If unable to view the webcast, you may participate via teleconference by dialing in five to ten minutes before the call: (Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally. Entry code:  264574.

A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

A copy of the presentation is furnished as Exhibit 99.3 to this Current Report on Form 8-K.

The information presented in this Item 8.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of the Company, under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement for Ms. Finnegan Dated January 12, 2022
99.1	Press Release dated March 1, 2022
99.2	Press Release dated March 3, 2022
99.3	Investor Presentation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITESCO, INC.

Date: March 3, 2022	By:	/s/ Phillip J. Keller
Phillip J. Keller
Chief Financial Officer